Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports robust profit increase
Higher revenue, AUM year over year drives 400% EPS gain in latest quarter
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SAN ANTONIO—May 6, 2010—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported a 400 percent year-over-year increase in per-share earnings in the quarter ended March 31, 2010.
The company has scheduled a webcast for 10 a.m. Central time on Friday, May 7, 2010, to discuss the company’s key financial results for the quarter. Frank Holmes, Chief Executive Officer and Chief Investment Officer, will be accompanied on the webcast by Susan McGee, President and General Counsel, and Catherine Rademacher, Chief Financial Officer.
In the third quarter of fiscal 2010, U.S. Global recorded net income of $1.5 million, or 10 cents per diluted share, on revenue of $9.4 million. Net income was up from $0.3 million, or 2 cents per diluted share, earned on revenue of $5.0 million in the same quarter of fiscal year 2009. The quarter also marks the fifth straight in which revenue and per-share earnings has either increased from or equaled the sequential quarter.
“Earnings per share were up 400 percent and mutual fund management fees more than doubled compared to the same period in 2009,” says Mr. Holmes. “The first calendar quarter of 2009 saw the market drop and eventually bottom out, so conditions in the latest quarter were certainly far better for both our funds and for GROW. Our performance is consistent with the recovery trend that we are seeing in the global economy.
“But while revenue is up, we haven’t lost the focus on costs because they are a key part of the return-on-capital model. Our goal is to achieve above-industry-average returns on capital for our shareholders,” Mr. Holmes says. “Overall revenue was up nearly 90 percent year over year, but expenses rose at a much slower rate, and for the three quarters of the fiscal year, expenses are notably lower this fiscal year than last year. The lessons that we learned during the crisis reaffirmed for us the importance of running a flexible and lean operation that leverages our intellectual capital, not our balance sheet.”

3Q10 earnings, Page 2
May 6, 2010
For the nine months ended March 31, 2010, the company posted net income of $4.4 million, or 29 cents per diluted share, on revenue of $26.4 million. In the same nine months of fiscal year 2009, U.S. Global had a loss of $3.2 million, or 21 cents per share, on revenue of $16.7 million.
Management fees, U.S. Global’s primary revenue source, totaled nearly $5.9 million in the latest quarter, up from $2.5 million year over year. Corporate investment income was up fourfold in the quarter, and for the nine months stood at $1.3 million, up from a loss of $5.0 million in the first nine months of fiscal year 2009.
Assets under management for SEC-registered funds and other clients stood at $2.7 billion as of March 31, 2009, up from $1.9 billion a year earlier. Total assets under management during the latest quarter averaged $2.6 billion.
Selected financial data (unaudited) for the three months ended March 31

	2010	2009
Revenue	$9,361,091	$4,992,797
Expenses	$7,078,417	$4,628,270
Tax expense	$808,704	$36,718
Net income	$1,473,970	$327,809
Earnings per share (basic)	$0.10	$0.02
Earnings per share (diluted)	$0.10	$0.02
Avg. common shares outstanding (basic)	15,350,888	15,275,056
Avg. common shares outstanding (diluted)	15,353,504	15,295,296
Avg. assets under management	$2.63 billion	$1.90 billion
Selected financial data (unaudited) for the nine months ended March 31

	2010	2009
Revenue	$26,418,581	$16,666,298
Expenses	$19,449,215	$21,523,429
Tax expense	$2,590,837	$(1,656,631)
Net income	$4,378,529	$(3,200,500)
Earnings per share (basic)	$0.29	$(0.21)
Earnings per share (diluted)	$0.29	$(0.21)
Avg. common shares outstanding (basic)	15,333,142	15,266,073
Avg. common shares outstanding (diluted)	15,336,485	15,266,073
Avg. assets under management	$2.55 billion	$2.67 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

3Q10 earnings, Page 3
May 6, 2010
With an average of $2.6 billion in assets under management for the quarter ended March 31, 2010, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.